malonebailey LLP
CERTIFIED PUBLIC ACCOUNTING FIRM

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-1/A of our report dated December 10, 2007 with respect to the audited consolidated statements of expenses, changes in stockholders' deficit, and cash flows of Oramed Pharmaceutical Inc. for the for the period from April 12, 2002 (Inception) through August 31, 2007.

We also consent to the references to us under the heading "Experts" in such Registration Statement.

/s/ MaloneBailey, LLP
MaloneBailey, LLP
www.malone-bailey.com
Houston, Texas

Malone Bailey, LLP

February 22, 2010

10350 Richmond Ave., Suite 800 · Houston, TX 77042 · 713.343.4200
15 Maiden Lane, Suite 1003 · New York, NY 10038 · 212.406.7272
www.malonebailey.com